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                                                                 Exhibit 10.8


                            [OMTOOL, LTD. LETTERHEAD]

                                                             December 31, 1999

Martin Schultz
Omtool, Ltd.
8 Industrial Way
Salem, NH 03079

Dear Martin:

         This letter will serve to memorialize our agreement regarding your transition from employment at Omtool, Ltd. ("Omtool" or the "Company").

         As discussed previously, on or before December 31, 1999 (the "Separation Date"), you agree to officially resign as an officer and employee of Omtool. As of the Separation Date, your salary will cease, and any entitlement you have or might have under a Company-provided benefit plan, program or practice will terminate, except as required by federal or state law, or as otherwise described below. You shall continue to serve as a member of the Company's Board of Directors.

         Along these lines, on or before January 10, 2000, the Company agrees to pay to you the lump sum of $225,000.00 in consideration for your execution of this letter agreement on or before December 31, 1999. This payment will be subject to all applicable federal, state and/or local withholding, payroll and other taxes.

         The Company also agrees, in consideration for your execution of this letter agreement, to pay for the lease and car insurance for the automobile that you leased while employed by Omtool up to and until April 29, 2001. Thereafter, Omtool will have no obligation to make any payments whatsoever regarding this leased automobile. You will be responsible for the payment of all other expenses relating to this leased automobile, including, but not limited to, gas, repairs, and any other items.

         The Separation Date shall be the date of the "qualifying event" under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). If you elect after the Separation Date and in accordance

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with the provisions of COBRA to continue health coverage under the same plans available to active Company employees, under the same rules, restrictions and regulations applicable thereto, the Company shall make premium payments on your behalf (equal to its contribution made during your employment with the Company) for a period of eighteen months from the Separation Date. Thus, if you elect coverage, the Company will make premium payments on your behalf up to and until June 30, 2001. You will receive additional COBRA information under separate cover.

         In addition, Omtool is pleased to engage you as a consultant commencing on the Separation Date. Attached hereto is a Consulting Agreement setting forth the terms of your responsibilities and compensation as a consultant to Omtool.

         In exchange for the Company's agreement to retain you as a consultant and the payment and Company benefits outlined above, and other good and valuable consideration, receipt of which is hereby acknowledged, you hereby agree that you, your representatives, agents, estate, heirs, successors and assigns (the "Releasors"), release and forever discharge the "Releasees" (defined to include Omtool, its predecessors, successors, parents, subsidiaries, divisions, affiliates, assigns, and its and their current and former directors, shareholders, officers, employees, representatives, attorneys and/or agents, all both individually and in their official capacities), of and from any and all actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, debts and damages, whether existing or contingent, known or unknown, suspected or unsuspected, which arise out of your employment with, change in employment status with, and/or departure from employment with, the Company. This release is intended by the Releasors to be all encompassing and to act as a full and total release of any claims that the Releasors may have or have had against the Releasees for any conduct occurring prior to the date of this Agreement, including, but not limited to, any claims arising from any federal, state or local law or regulation dealing with either employment or employment discrimination such as those laws or regulations concerning discrimination on the basis of age, race, color, religion, creed, sex, sexual orientation, national origin, ancestry, mental or physical disability, marital status, any veteran status or any military service or application for any military service; any contract, whether oral or written, express or implied; any tort; or common law.

         You also agree and acknowledge that the payments and benefits set forth in this letter, together with payments and benefits previously provided to you by the Company, are complete payment, settlement, satisfaction and accord with respect to all obligations

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and liabilities of the Releasees to you in connection with your employment with, and separation of employment from, the Company, including, without limitation, all claims for wages, salary, draws, bonuses, commissions, compensation, severance pay, expenses, vacation pay, stock and/or stock options or other costs or sums.

         Since you are 40 years of age or older, you have been informed and agree that you:

         (i) have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967;

         (ii) are, in consideration for the Company's agreement to engage you as a consultant and the other payments and benefits described in this agreement, which are in addition to anything of value to which you already may be entitled, specifically waiving such rights and/or claims you might have against the Releasees to the extent such rights and/or claims arose prior to the date this agreement was executed;

         (iii) were advised when presented by the Company with the original draft of this agreement on December 31, 1999, that you had at least 21 days within which to consider this agreement; and

         (iv) have been advised in writing to consider the terms of this agreement carefully and consult with or seek advice from an attorney of your choice or any other person of your choosing prior to executing this agreement.

         After signing this letter, you may revoke your agreement for a period of seven (7) days following said execution. The agreement shall not become effective or enforceable until this revocation period has expired.

         You agree that you have returned to Omtool all Company property and materials, including, but not limited to, personal computers, laptops, fax machines, scanners, copiers, diskettes, intangible information stored on diskettes, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and confidential information, cellular phones, credit cards, telephone charge cards, manuals, building keys and passes, courtesy parking passes, names and addresses of all Company customers and potential customers, customer lists, customer contacts, sales information, engineering information, memoranda, sales brochures, business or marketing plans, reports, projections, and any and all other information or property previously or currently held or used by you that is or was related to your employment with the

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Company ("Company Property"). You agree that in the event that you discover any
Company Property and materials in your possession after the Separation Date, you will immediately return such materials to the Company.

         You agree that you shall not divulge or publish, directly or indirectly, any information whatsoever regarding the substance, terms of existence of this letter and/or any discussions or negotiations relating to this letter to any person or organization other than your attorneys, accountants or members of your immediate family, or unless required to so disclose under law or court order. Nothing herein shall prohibit or bar you from providing truthful testimony in any legal proceeding or in communicating with any governmental agency or representative, or from making any truthful disclosure required or authorized by law; provided, however, that in providing such testimony or making such disclosures or communications, you will use your best efforts to insure that this paragraph is complied with to the maximum extent possible. Nothing in this letter, nor any of the proceedings connected with it, is to be construed as, offered as, received as, or deemed to be evidence as an admission by the Releasees of any liability or unlawful conduct whatsoever.

      This letter and the attached Consulting Agreement represent the complete and sole understanding between the parties, and supersedes any and all other agreements and understandings, whether oral or written, except for the Noncompetition, Nondisclosure and Inventions Agreement dated July 22, 1996 between you and the Company (the "Noncompetition Agreement"), which shall remain in full force and effect in accordance with its respective terms. You agree that your obligations under the Noncompetition Agreement (a copy of which is also attached herewith) expressly survive the cessation of your employment with Omtool.

         The invalidity or unenforceability of any provision of this agreement shall not affect the other provisions of this agreement, but this agreement shall be revised, construed and reformed to the fullest extent possible to effectuate the purposes of this agreement. This agreement may not be modified, altered or rescinded except upon written consent of you and the President of Omtool. Any waiver of any provision of this agreement shall not constitute a waiver of any other provision of this agreement unless expressly so indicated otherwise. This agreement, which you shall not assign, shall be binding upon and inure to the benefit of you and the Company and our respective heirs, successors and assigns.

         You acknowledge that you carefully have read and fully understand all of the provisions of the agreement and that you

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knowingly and voluntarily agree to all of its terms as set forth in this agreement. You also acknowledge that in entering into this agreement, you do not rely on any representation, promise or inducement made by the Company, with the exception of those promises described in this document.

         On behalf of Omtool, it gives me great pleasure to reaffirm your continued involvement with Omtool.

                                              Sincerely,

                                              /s/ Adrian A. Peters

                                              Adrian A. Peters
                                              President

Acknowledged and agreed to
this 31 day of December, 1999

/s/ Martin Schultz
- ------------------------------
Martin Schultz
Chief Technology Officer

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              IF YOU DO NOT WISH TO USE THE 21-DAY REVIEW PERIOD,
              PLEASE CAREFULLY REVIEW AND SIGN THIS DOCUMENT

         I, Martin Schultz, acknowledge that I was informed and understand that I have at least 21 days within which to consider the attached agreement, have been advised of my right to consult with an attorney regarding such agreement and have considered carefully every provision of the agreement, and that after having engaged in those actions, I prefer to and have requested that I enter into the agreement prior to the expiration of the 21-day review period.


Dated:
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                                        Martin Schultz


Dated:
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                                        Witness: